Exhibit 99.1

5655 Riggins Court, Suite 15 Reno, NV 89502 Tel: 888 909-5548 Fax: 888 909-1033

Trading Symbol OTCQX: NGLD

NEWS RELEASE

NEVADA CANYON ANNOUNCES SIGNIFICANT RESULTS FROM

INITIAL EXPLORATION PROGRAM ON THE AGAI PAH PROPERTY

Reno, Nevada. April 23, 2025 Nevada Canyon Gold Corp. (OTCQX Markets: NGLD) (The “Company” or “Nevada Canyon”) is pleased to announce results from the initial Phase I exploration program on one of the Company’s Accelerator properties, the Agai-Pah Property, located in Northern Nevada, within the prolific Walker Lane shear zone.

Initial prospect sampling of the Agai-Pah Property by the Company returned up to 1829 g/t (58.8 oz/t) silver (Ag) from an exposed mineralized vein on a surface outcrop. Of the samples collected from surface outcrops that focused on mineralized shear zones and associated quartz veins, five (5) samples returned significant results and are detailed in Table 1 below.

Table 1. Initial Prospecting Results.

Sample Number	Material	Au g/t	Ag g/t	Cu g/t	Zn g/t	Pb g/t	Sb g/t
009282	Outcrop	0.026	0.7	63	30	290	9
009283	Outcrop	0.012	0.4	85	66	51	5
009284	Outcrop	0.004	5.1	55	223	186	197
009285	Outcrop	0.752	1132.0	2014	2390	11514	3441
009286	Outcrop	0.546	1829.0	2142	2965	9213	3472

Phase I of the Agai-Pah exploration program consisted of reconnaissance prospecting, geological mapping, and surface sampling on the property. This initial Phase I exploration program will provide accurate modern data to assist in the planning of the Phase II exploration program later in 2025. The Phase I reconnaissance program was designed to expand and provide confirmation of historical geological mapping and sampling programs on the Property.

The Agai-Pah Property consists of 20 unpatented mining claims with a combined area of 162 hectares (400 acres). The Property is located in the northwestern portion of the Gillis Range, within the Buckley Mining District, in Mineral County, Nevada, 13 miles north-east of the town of Hawthorne, and 22 miles SW of the Rawhide Mine. The Property is within the Walker Lane shear zone, a 60-mile-wide structural corridor extending in a southeast direction from Reno, Nevada. The project has excellent year-round access and infrastructure within Mineral County, one of the most pro-mining counties and gold trends of Nevada.

The Agai-Pah property contains numerous historical workings consisting of underground workings with multi-levels, several adits, declines and a number of prospects pits along structures. An existing road network provide access to the numerous historical workings. Historical sampling on the project has revealed the presence of silver, copper, gold, lead, zinc, barium and barite. There have been at least two periods of mining on the property, the first period in the early 1900’s, and then later in the late 1980’s. The work consisted of excavation of at least 15 adits, 5 vertical shafts, declines and numerous prospects pits along structures.

The Agai-Pah Property is in close proximity to several past producing mines including the Rawhide, Aurora, Borealis, Pamlico, Evening Star, Mabel, Mindoro and Camp Douglas Mines. Held by private interests for most of its history, the Agai-Pah Property remains very underexplored with minimal modern-day exploration. These factors clearly demonstrate the exceptional potential of this relatively unexplored project for new discoveries of significant mineralization on several exploration targets in multiple zones.

About Nevada Canyon Gold Corp.

Nevada Canyon Gold Corp. is a US-based natural resource company headquartered in Reno, Nevada. The Company has a large, strategic land position and royalties in multiple projects, within some of Nevada’s highest-grade historical mining districts, offering year-round access and good infrastructure in proven and active mining districts. The Company has a three-fold business model; i) mineral royalty creation and acquisition; ii) precious-metals and exploration streaming & financing; and iii) exploration project accelerator.

For further information please contact:

Corporate Communications

Larry Heuchert

Tel: 1-888-909-5548 Ext. 2

Email: ir@nevadacanyongold.com

Web: www.nevadacanyongold.com

Forward-Looking Statements

The information posted in this release may contain forward-looking statements. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of exploration, delays in completing various engineering and exploration programs, and any potential results from such programs. Specifically, forward-looking statements in this news release include statements with respect to the potential mineralization and geological merits of the Company properties, its royalties owned on properties and various other factors beyond the Nevada Canyon Gold Corp.’s control. The Company’s actual results could differ materially from those discussed in this press release. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events except as required by applicable securities legislation. Investors are advised to carefully review the reports and documents that Nevada Canyon Gold Corp. files from time to time with the SEC, including its Annual Form 10K for the fiscal year ended December 31, 2024, Quarterly Reports and Current Reports.